Exhibit 99.2

For purposes of this Exhibit 99.2, unless the context otherwise requires, references in this Exhibit 99.2 to “MSXI,” “our company,” “we,” “our,” “us” and similar expressions refer to MSX International, Inc., a Delaware corporation, and its consolidated subsidiaries. As used herein, references to any “fiscal” year of our company refer to our fiscal year ended or ending on the Sunday closest to December 31 of such year.

FORWARD-LOOKING STATEMENTS

     Except for historical information, all other information in this filing consists of forward-looking statements within the meaning of the federal securities laws. Forward-looking statements regarding management’s present plans or expectations for new product offerings, capital expenditures, sales-building, cost-saving strategies, and growth involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management’s present expectations for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenues and/or to achieve cost reductions, which also would cause actual results to differ from present plans. Such differences could be material. Many of the forward-looking statements contained herein are a result of any number of factors, many of which are beyond the control of management. These important factors include: the company’s leverage and related exposure to changes in interest rates; the company’s reliance on major customers in the automotive industry and the timing of their product development and other initiatives; the market demand for the company’s technical business services in general; the company’s ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; and risks associated with operating internationally, including economic, political and currency risks. The company does not intend to review or revise any particular forward-looking statement in light of future events.

BUSINESS

Overview

      We are a global provider of outsourced technical business services. Our broad range of technical services improves the business performance of our customers by reducing costs, enhancing operating effectiveness, and improving quality. Our customers value our in-depth knowledge of their business requirements and systems, our international delivery capability, and our proprietary processes and unique technical skills. We presently have over 7,000 employees providing technical services to more than 700 clients in 25 countries. For the twelve months ended March 30, 2003, we generated net sales of $785.3 million and Adjusted EBITDA of $51.9 million.

      Several benefits which drive increased outsourcing include reduced operating costs, lower capital investment, and increased management focus on core activities. Outsourcing also improves operating flexibility by increasing the variability of a company’s cost structure. While our services provide these benefits to our customers, we also focus on delivering higher value outsourcing services by providing our customers access to unique expertise and technologies. This expertise and these proprietary technologies enhance the value of outsourcing to our customers and provide greater margin opportunities for our company.

      Our business is organized into three segments: collaborative engineering management, technical and marketing services, and human capital management services. In fiscal 2002, these service lines generated 27%, 33% and 40% of our net sales, respectively.

•	Collaborative Engineering Management. Our capabilities include product design and engineering from concept to production launch. This includes creation of production drawings, prototype development, testing, tool design, plant layout and overall program management. We also manage show cars and assemble low-volume, niche vehicles. A current example of our engineering services capability involves a comprehensive review of a customer’s product portfolio, including redesigning vehicles and components to reduce overall production costs. Based on our technical expertise and knowledge of the customer’s systems, we quickly deployed a team of approximately 150 engineers and technicians to conduct this review. In 2002, this program generated substantial product savings that represented many multiples of the program’s cost.

•	Technical and Marketing Services. We deliver an extensive range of technical and marketing services to meet the outsourcing requirements of our customers. These services complement our engineering expertise and include:

•	Quality Relationship Management. We compile and analyze product, market and end-user information that our customers need to improve product quality, reduce costs, and improve customer loyalty and satisfaction. Our services include in-bound technical call centers, dealership consulting, and warranty administration. A current program involves the coordination of a field team of approximately 100 technical specialists who evaluate warranty processes at European automotive dealerships. The team then works with the OEM customer to implement procedures that improve the quality of customer service, while standardizing and streamlining the warranty process. In this case, our pan-European delivery capability and our ability to deploy a highly-trained team of warranty specialists were critical to the success of the project. We have generated considerable and sustainable warranty cost savings for the OEM of approximately three times the program’s cost.

•	Custom Communication Services. We create and manage technical documents and commercial publications on behalf of our customers. Competencies include content development and management, translation services, multimedia publishing, and distribution. We convert images into digital formats, host document centers, and support large format document printing. For example, we support the loan documentation requirements of a subsidiary of ABN AMRO by imaging an average of 700,000 mortgage documents per month. This service involves digital imaging of paper documents and cataloging of records based on specific field information. We believe our proprietary processes for imaging, archiving and web-hosting large quantities of technical documentation for automotive customers were integral to winning this financial services industry contract.

•	Supply Chain Management. We work with our customers to streamline their procurement process and reduce systems costs. This involves all elements of supply chain management from process consulting to contract assembly. One of our current customers is a medical products company, for whom we procure all components, manage supply logistics, and assemble an FDA-regulated product under a multi-year contract.

•	Human Capital Management Services. We are an international leader in automotive technical staffing, providing engineers, designers and technicians on a contract basis to support our customers’ product development programs. We also provide information technology professionals through 19 offices located in key regional markets. By using our services, customers benefit from reduced direct personnel costs, improved operating flexibility, and access to personnel with specialized skills. Our ability to identify and retain qualified personnel with unique technical skills is a competitive advantage.

Increasingly, large companies are outsourcing the management of their entire staffing function. Our comprehensive vendor management system is among the largest in the United States based on the number of personnel provided to our customers. We currently manage the staffing supply chain for three of the five largest domestic automotive OEMs and suppliers. Our proprietary system allows us to manage workforce procurement, vendor relations, and purchase order administration and payment on behalf of each customer in a web-enabled environment. Our customers benefit from the elimination of internal overhead, greater economies of scale through aggregated procurement as well as access to a proprietary system which improves the efficiency and quality of the staffing workforce. The increased value we provide to our customers results in our vendor management services generating a relatively high return on investment for our company while also providing the opportunity to enhance our staffing business through greater understanding of our customers’ staffing needs.

Business Strengths

      Leading Market Position and Strong Global Presence. We believe we are the largest provider of engineering services to the automotive industry with a significant presence in both the Americas and Europe. In addition, we are one of the largest providers of vendor management systems for staffing in the United States. Our customers are increasingly seeking a smaller group of service providers that can provide global reach and breadth of service offerings and experience. Our service delivery capabilities in 25 countries and broad technical service offerings provide us with a unique competitive advantage in servicing the complex technical needs of large global customers.

      Longstanding Customer Relationships. Our company and its predecessors have had longstanding relationships with our top five customers dating as far back as the 1930’s. Our top customers include leading U.S. and European automotive OEMs and suppliers such as Ford Motor Co., DaimlerChrysler AG, General Motors Corporation, Fiat S.p.A., Delphi Corporation and Visteon Corporation, as well as non-automotive customers such as Johnson & Johnson, Chase Manhattan Bank, Metropolitan Life Insurance Company, and Verizon Communications. At each of these customers, we provide multiple business services across our product portfolio, evidencing our strategic focus on developing broad, embedded relationships with our principal accounts. In many cases, these services extend across the customer’s organization in multiple geographic locations. We believe our enduring customer relationships present a unique opportunity to cross-sell other services.

      Unique Skills and Technical Capabilities. Many of our service offerings are based on the specialized skills of our employees and on proprietary processes or technologies. Our technical and marketing services employ a variety of proprietary technologies, including systems for digital document management, survey analysis, and technical hotlines. Our comprehensive vendor management system, which was first implemented a decade ago, incorporates a variety of proprietary features and processes. In addition, over 90% of our employees are trained in engineering and other technical disciplines.

      Broad Service Offerings. We believe our competency in a variety of related technical services creates an opportunity to cross-sell discrete services to our existing customers and also to implement comprehensive outsourcing solutions that deliver greater value. Our current customer relationships present opportunities to extend our existing services across their organizations as well as deliver additional services. We consider our broad array of service offerings to be a key competitive advantage in winning new customers, especially among large companies seeking to outsource business requirements to a limited number of vendors.

      Variable Cost Structure. Our principal operating costs consist of personnel and leased facilities. This variable cost structure allows us to adjust to changes in our customers’ business needs. Many of our employees have a broad set of technical skills that can be redeployed to multiple customers based on changing business needs. We have significant flexibility to redeploy our domestic employees since fewer than 1% are subject to collective bargaining arrangements. We have demonstrated our ability to adjust the size of our workforce to reflect changes in market demand by decreasing the number of our employees from 10,142 as of December 31, 2001, to 7,158 as of May 31, 2003. In addition, a majority of the more than 70 facilities we operate are under short-to-medium term operating leases with staggered terms, providing us with a more flexible cost structure.

      Experienced Management Team. We benefit from the collective expertise of an experienced and committed management team under the leadership of Thomas T. Stallkamp, our Vice Chairman and Chief Executive Officer. Prior to joining our company in January 2000, Mr. Stallkamp was Vice Chairman for DaimlerChrysler Corporation and also served as President of Chrysler Corporation from 1998. He is widely recognized for his influential work at Chrysler Corporation in the area of vendor relations and supply chain management. Robert Netolicka joined the company on June 2, 2003, when he was appointed President and Chief Operating Officer. Prior to joining us, Mr. Netolicka was President, Integrated Facilities Management, at Johnson Controls, Inc. where he expanded the facilities management service business. After giving effect to the exercise of all options, our management team would collectively own 17.0% of our common stock.

      Committed Equity Sponsorship. Citicorp Venture Capital Ltd. (“CVC”) and its affiliates own approximately 76.2% of the outstanding shares of our common stock. Founded in 1968, CVC is a leading private equity firm managing over $10 billion of capital. Since 1997, CVC has invested more than $82.0 million in equity in our company.

      Solid Credit Profile. As of March 30, 2003, we had $434.5 million of total assets, including $219.6 million of net accounts receivable and $36.8 million of net property and equipment. Our domestic restricted subsidiaries had $117.0 million of net accounts receivable and $19.9 million of net property and equipment as of March 30, 2003. A substantial portion of our accounts receivable are from large corporations.

Recent Industry Trends and Outlook

      Our business segments are affected by differing industry dynamics. As a result of recent trends, we experienced an overall decline in revenues during 2001 and 2002. Key factors which have impacted the revenues of our segments are discussed below. We believe, however, that our revenues are not directly dependent on the level of new vehicle production volume.

•	Collaborative Engineering Management. Revenues in this segment have been negatively impacted by delays and cancellations of product development activities at our principal customers. Beginning in early 2001, several of our automotive customers deferred or reassessed their product development spending due to weak economic conditions. We believe this resulted in new product development spending that was below normalized levels for the industry. Recently, we have seen increased activity from several customers as they finalize their new product development plans.

•	Technical and Marketing Services. Demand for these services has remained relatively constant in recent years, despite challenging economic conditions. This stability reflects the favorable trends in outsourcing and the recurring nature of our programs once they are implemented. Economic uncertainty stimulates interest in outsourcing as companies seek ways to lower costs and respond to a rapidly changing market environment.

•	Human Capital Management Services. Beginning in 2001, our results were negatively impacted by the contraction in technology spending. Due to a general reduction in technology spending, most information technology and technical staffing vendors experienced a significant decline in business volumes. In the automotive industry, reduced spending on new product development had a similar impact on technical staffing. More recently, as general economic conditions have begun to improve, demand for technical staffing has strengthened.

      In recent fiscal quarters, we believe our annualized revenues have stabilized around $740 million, when adjusted for businesses we have exited. In addition, we believe that automotive OEM product development budgets will improve in the next 12 to 24 months as our customers pursue cost reductions on their existing platforms and launch new concepts and products. Notwithstanding these trends, we proactively adjusted our business model and cost structure to improve profitability and liquidity despite the difficult market environment. Our actions to enhance profitability include the following:

      Sale or Disposal of Underperforming Operations. Since the third quarter of fiscal 2002, we have exited several underperforming businesses as part of our efforts to improve overall profitability and return on capital. Businesses we exited generated combined EBITDA losses of $9.9 million during fiscal 2002. The exit of such operations improves our future operating results and also generated incremental cash from the liquidation of these businesses, allowing us to reduce outstanding debt. EBITDA losses generated by businesses sold or disposed included $4.5 million from certain procurement and consulting businesses, $1.8 million from selected collaborative engineering operations in Germany, $1.1 million from our executive recruiting operations, $1.1 million from our Mexican staffing operations, $1.0 million from our staffing operations in Italy, and $0.4 million from our specialty paint operations.

      Cost Savings Initiatives Completed. We began implementing focused cost reduction programs in late 2001 in response to economic developments. To date, our cost reduction programs have focused primarily on indirect and administrative support functions, purchased services and consulting costs, facility consolidations, and tax planning strategies. Since these initiatives began in late 2001, our cost reduction efforts have resulted in the elimination of over 550 indirect and administrative staff positions through structural realignment and consolidation of support functions. Consulting and purchased services have been reduced through consolidation or elimination of related operational and support functions. We have reduced our number of operating facilities from 102 locations as of December 30, 2001 to 78 as of December 29, 2002. In addition, we took steps to optimize the legal structure of our U.S. operations, resulting in significant administrative and tax savings.

      Through these cost savings initiatives, we achieved significant savings in both operating and overhead costs. Our 2003 first quarter operating results reflect a $10.6 million reduction in indirect operating expenses versus the first quarter of 2001. After adjusting for the impact of foreign exchange rates, the reduction totaled $12.9 million, or $51.6 million on an annual basis. In addition, we expect to continue realizing benefits from these actions throughout 2003. For example, our 2003 first quarter operating results reflect a $3.4 million, or $13.6 million on an annual basis, reduction in selling, general and administrative expenses versus the fourth quarter of 2002 largely as a result of these programs.

      Liquidity Initiatives. As a complement to our profit improvement actions, we have engaged in disciplined cash flow management. Net working capital, defined as receivables, inventory and prepaid expenses less current liabilities, generated net cash in 2002 of $18.0 million. This was enhanced by the proceeds collected from the sale or disposal of under-performing operations. Finally, by eliminating funding for selected discretionary programs, we reduced our capital spending from $19.2 million in fiscal year 2001 to $9.0 million in fiscal year 2002. We believe that this level of capital spending is sustainable for the next several years at current levels of business.

      Continued Cost Savings Initiatives. In 2003, our management team remains focused on aligning our organization to match current business needs and geographic requirements. We intend to increase our free cash flow through lower overhead, headcount rationalization, closing of unprofitable operations and under-utilized facilities, working capital management improvements and prudent capital spending. Additional profit improvement opportunities include (i) further overhead consolidations in Europe and the U.S., which we believe could yield $2.5 million in annual savings, (ii) consolidation of operating locations into an existing engineering technical center, potentially saving up to $4.0 million annually, (iii) reduction of under-utilized facilities and computers, which currently cost $4.0 million on an annualized basis to support, (iv) utilization of potential offshore information technology resources which we believe will further reduce costs, and (v) cost reductions through continuous improvement initiatives.

Business Strategy

      We believe we are positioned for growth through the implementation of the following business strategy:

      Capitalize on Growing Trend Toward Outsourcing. In many instances, our principal competition is our customers’ in-house operations. Although technically competent, these internal resources often have other operational priorities, or they have become relatively costly or non-responsive to organizational requirements. We believe our customers are implementing outsourcing strategies in order to reduce costs, increase flexibility, and gain access to unique expertise or technologies. To illustrate, we recently helped an automotive OEM customer increase its sales of new vehicle accessories by recruiting and training a team of dedicated retail accessory specialists who created an integrated accessory sales process. This process equipped dealership personnel with the training and tools they needed to significantly increase accessory sales in their showrooms.

      Grow Our Non-Automotive Client Base. Based on our significant experience delivering complex technical services to the automotive industry, we possess the credibility and technical expertise to serve other industries with similar outsourcing requirements. We are expanding and diversifying our client base by cross-selling our capabilities to existing non-automotive customers and by continuing to develop new customers. To support this initiative, we package our technical competencies into standardized and scalable service offerings with common applicability across a wide range of industries. We also work with prospective customers to assess and demonstrate value creation opportunities available to them. Our recent new contract awards include large clients in the medical products, financial services, and defense-related industries. We have grown our non-automotive revenues from less than 5% of sales in fiscal 1998 to 22.1% of sales in fiscal 2002.

      Increase Market Share by Delivering Integrated Services and Cross-Selling. We have a diverse, international client base of over 700 corporations in 25 countries. Our goal is to provide our customers with an integrated portfolio of technical business services and to enhance our revenues per customer by cross-selling services. To illustrate, we currently provide engineering support for a new health care device that is being commercialized by a large international health care industry customer. The customer initially came to us because of our unique expertise in vehicle engineering. Following successful completion of the pre-production stage of the program, we were contracted to manage the supply chain and final assembly of the product. An opportunity exists to deliver integrated marketing services when the consumer device is launched. Our expertise in the engineering, procurement and assembly activities, combined with our capabilities in developing customized communications for technical products, provided a one-stop solution that the customer would otherwise have had to manage separately. Based on the customer’s experience with us on these programs, we were recently awarded another product development project.

      Increase Margins through Introduction of Proprietary Service Offerings. In addition to integrating our service offerings, we are committed to developing higher value-added, proprietary business solutions to address the complex and evolving outsourcing needs of our customers. We believe this will both enhance profitability and solidify our position as a one-stop outsourced business service provider. An example of this is an outsourced procurement process that we designed for a major automotive OEM to handle the purchasing of certain commodities. Using our in-depth knowledge of the customer and our own expertise in supply chain management, we have implemented a process to organize purchases from suppliers, compile profiles on all suppliers, and perform a cost-saving analysis of all purchases. As a result, our customer’s costs have decreased, and we have now expanded the scope of our services to include additional purchased commodities.

Significant Customers and Supply Relationships

      We currently have more than 700 customers. These include the major United States and European automotive OEMs and automotive suppliers. Ford, DaimlerChrysler AG, General Motors Corporation and Fiat S.p.A., including their automotive subsidiaries, together accounted for 63.5% of our net sales for the fiscal year ended December 29, 2002.

      A substantial portion of our sales to selected large customers are sales of services that we and our predecessors have been providing to these customers for numerous years. We often deliver these services on a preferred or sole supplier basis, frequently in multiple countries or customer subsidiaries. We are integrated with or utilize our customers’ systems and processes, and in many instances, we are co-located in our customers’ facilities. Our services are an integral part of our customers’ day-to-day operations, allowing us to better serve their needs. Although dependent on actual market demand, such relationships permit a degree of forward revenue visibility. They also give us the opportunity to expand existing customer relationships by providing cross-selling opportunities for our other technical business services.

      A substantial portion of our $310 million in sales to Ford during 2002 were made pursuant to the Ford Master Vendor Agreement and the Ford Master Supply Agreement which we entered into as part of our 1997 acquisition of Geometric Results, Inc. Upon expiration of the original term of the Ford Master Vendor Agreement in August 2002, both Ford and MSXI verbally agreed to extend the term of the Master Vendor Agreement pending the negotiation of a revised one-year arrangement, which has been executed and is effective from January 1, 2003 to December 31, 2003. Details of specific services previously performed under the Ford Master Supply Agreement were generally subject to annual renegotiation. These services are now performed by the company for Ford on an annual purchase order basis.

      Significant portions of our $64.8 million in sales to Fiat during 2002 were made pursuant to purchase orders with Fiat’s principal manufacturing companies, including Fiat Auto. The purchase orders were modified and extended when we acquired Satiz S.r.l. in December 1999. These agreements were extended to five-year terms and include exclusivity provisions for selected services, which are subject to agreed quality benchmarking procedures. Our services to Fiat are subject to annual price reductions based on the volume of sales. Contractual price reductions as a result of this agreement have not had a significant impact on our business.

      We believe we have developed strong relationships with our customers and have a reputation for quality, reliability and service that has been recognized through Ford’s Q1 award, among others. In addition, most of our operations comply with ISO quality standards. Certification to ISO standards requires a determination by an independent assessor that the operation is in compliance with a documented quality management system.

      Except as noted above, no material portion of our business is dependent upon any one customer or is subject to contractual renegotiation of prices. In general, equipment and technologies required to support our service offerings are obtainable from various sources in the quantities desired.

Employees

      The following table sets forth certain recent information regarding our employees by region as of May 31, 2003:

Number of
Region	Employees

North America	4,562

United Kingdom	645

Italy	634

Germany	568

Rest of Europe	326

Other	423

Total	7,158

      A small portion of our employees in the United States are members of unions. We believe our current relations with our employees and their unions are good.

      We depend upon our ability to attract, retain and develop personnel, particularly technical personnel, who possess the skills and experience necessary to meet the needs of our customers. Competition for individuals with proven technical or professional skills is intense. We compete with other technical service companies, as well as customers and other employers for qualified personnel.

      We are committed to improving the professional development of our employees. In April 2000, we combined and expanded several existing training resources to launch MSX International University. This is a global learning resource that focuses on providing market-driven education to support both our internal needs and our customers’ strategic and operational training needs. The university uses web-based administration and embraces all forms of technologies and learning delivery methods. It delivers courses through two schools: the School of Technology and the School of Business and Leadership Education. It has also formed alliances with academic institutions in the United States, the United Kingdom and Germany, which allow employees to pursue Bachelor of Science and Master of Science degrees in engineering and other technical disciplines.

RISK FACTORS

Risks Related to our Business

We are reliant on the automotive industry.

      Sales of our services to the automotive market (including OEM suppliers) accounted for approximately 77.9% of our net sales for the fiscal year ended December 29, 2002. As a result, our principal operations are directly related to domestic and foreign automotive vehicle design, planning and production. Automotive sales and production are highly cyclical, dependent on consumer spending and subject to the impact of domestic and international economic conditions. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. A decline in automotive sales and design planning and production could materially adversely affect our results of operations or financial condition. Because of our reliance on the automotive industry, which is centered in Southeastern Michigan, as of December 29, 2002, approximately 24.4% of our facilities were located in Michigan and over 43% of our employees were based in Michigan. In the future, a majority of our business is likely to remain in Michigan, and therefore might be affected by any extraordinarily adverse conditions in Michigan.

We are reliant on our major customers.

      In the fiscal year ended December 29, 2002, sales to Ford, DaimlerChrysler, General Motors and Fiat accounted for approximately 38.4%, 8.7%, 8.4% and 8.0% of our consolidated sales, respectively. There can be no assurance that any of our top customers will continue to require all of the services currently provided or that any of our top customers will not develop alternative sources, including their own in-house operations, for the services they currently purchase. If Ford decreases the amount of services it purchases from us or if Ford or any one of our major customers is no longer our customer, it could have a material adverse effect on our results of operations and financial condition.

      In connection with the services we provide to Ford, we collect receivables at approximately the same time we make payments to our suppliers. However, in connection with other programs, we typically are reimbursed by our customers within invoicing terms, which is generally a 60-day period after we pay our employees. If any of our large customers, including Ford, DaimlerChrysler, General Motors or Fiat were to experience a liquidity problem that resulted in the customer being unable to reimburse us, we could, in turn, develop a liquidity problem. This could have a material adverse effect on our business, operating results or financial condition.

Our cost reduction efforts may be unsuccessful and we may incur unanticipated expenses that could have an adverse effect on our results of operations and financial condition.

      We are currently implementing cost reduction measures, including exiting under-performing businesses, adjusting our workforce and facilities, and reducing operating costs. If we are unsuccessful in our efforts to rationalize our costs, or if the results of our cost reduction efforts do not occur as quickly as expected, we may incur unanticipated expenses and costs that would adversely effect our results of operations and financial condition.

Termination of customer relationships may cause us to have uncovered financial commitments.

      As a leading, single source provider of staffing, engineering and business services, we provide our customers with a broad range of complementary services tailored to suit our customers’ needs. Accordingly, as customers’ needs arise, we must often make significant financial commitments and incur overhead expenses in order to complete projects or fulfill purchase orders. In the event that our customers cancel or cease to maintain their arrangements with us or we are unable to procure similar business from new customers, we may not be able to generate sufficient revenues to offset our financial commitments or overhead expenses. There can be no assurance that the work flow under our current arrangements will continue or that these arrangements will be replaced by similar arrangements with the same or new customers.

The revenues and stability of our customer contracts fluctuates, which may adversely affect our operating results.

      Most of our contracts do not ensure that we will generate a minimum level of revenues, and the profitability of each customer program may fluctuate, sometimes significantly, throughout the various stages of such program. Although we seek to sign multi-year contracts with our customers, our contracts generally enable the customers to terminate the contract, or terminate or reduce customer interaction volumes, on relatively short notice. We are usually not designated as our customer’s exclusive service provider as we are with Ford, however, we believe that meeting our customers’ expectations can have a more significant impact on revenues generated by us than the specific terms of our customer contracts.

Our principal shareholder may exercise control over our operations.

      As of June 15, 2003, CVC and its affiliates beneficially owned approximately 76.2% of MSXI’s outstanding Common Stock. Accordingly, CVC will be able to:

•	elect our entire Board of Directors;

•	control our management and policies; and

•	determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

      CVC will also be able to prevent or cause a change in control of MSXI and will be able to amend our Certificate of Incorporation and Bylaws without the approval of any other of our stockholders. Further, CVC and certain members of management have entered into a Stockholders’ Agreement (as defined) in which they have agreed to vote their shares in a manner so as to elect our entire Board of Directors. See “Related Party Transactions — Amended and Restated Stockholders’ Agreement.”

The industries in which we operate are highly competitive.

      Each industry in which we operate is highly competitive. We compete not only with full-service and highly specialized companies in national, regional and local markets, but also compete with the in-house units of our customers. Our competitors may have greater name recognition and greater marketing, financial and other resources than us, and some of our in-house competitors may have the capability to offer more highly integrated services at lower cost. In addition, there are limited barriers to entry in the industries in which we compete, which potentially limits our ability to maintain or increase our market share or profitability. There can be no assurance that we will be able to compete effectively against our competitors in the future or that businesses will continue to outsource the types of services that we offer. Continued or increased competition could limit our ability to maintain or increase our market share and margins and could have a material adverse effect on our business, financial condition or results of operation.

Fluctuations in the general economy may adversely affect our operations.

      Recently, the general level of economic activity has significantly affected the demand for our services. As economic activity has slowed, the use of third-party services often has been curtailed before permanent employees have been laid off. An economic downturn on a national or local basis may adversely affect the demand for our services and may have a material adverse effect on our results of operations or financial condition.

We are dependent on the availability of qualified personnel.

      We depend upon our ability to attract and retain personnel, particularly technical personnel, who possess the skills and experience necessary to meet the needs of our customers. Competition for individuals with proven technical or professional skills is intense. We compete with other staffing companies as well as our customers and other employers for qualified personnel. There can be no assurance that qualified personnel will continue to be available to us in sufficient numbers and upon economic terms acceptable to us. If the cost of attracting and retaining personnel increases, there can be no assurance that we will be able to pass this increased cost through to our customers, and therefore these increases may have a significant effect on our results of operations and financial condition.

We are subject to risks related to our international operations.

      We currently provide services in 25 countries. For the fiscal year ended December 29, 2002, our foreign subsidiaries accounted for $346.8 million, or 42.9% of our total consolidated net sales. International operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including:

•	exposure to local economic conditions;

•	exposure to local political conditions, including the risk of seizure of assets by foreign government;

•	exposure to local social unrest, including any resultant acts of war, terrorism or similar events and the resultant impact on economic and political conditions;

•	currency exchange rate fluctuations;

•	hyperinflation in certain foreign countries, including Brazil;

•	controls on the repatriation of cash, including imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; and

•	export and import restrictions.

Changes in exchange rates may adversely effect our results of operations and financial condition.

      As a result of our global expansion, non-United States net sales accounted for approximately 42.9% of our net sales for the fiscal year ended December 29, 2002. A significant percentage of these sales are denominated in currencies other than U.S. dollars.

      To the extent we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in that currency could have a material adverse effect on our business. For example, if a foreign currency appreciates against the U.S. dollar in a jurisdiction where we have significantly more costs than revenues generated in a foreign currency, the appreciation may effectively increase our costs in that location. From time to time, if we determine it is appropriate and advisable to do so, we may seek to lessen the effect of exchange rate fluctuations through the use of derivative financial instruments. We cannot assure you, however, that we will be successful in these efforts.

      The financial condition and results of operations of some of our operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will have a positive effect on reported revenues and operating profit. For example, our European operations were positively impacted in 2002 due to the strengthening of the Euro against the U.S. dollar. Although not materially significant, our South American operations were negatively impacted by the devaluation in 2000 of the Brazilian Real. We do not generally seek to mitigate this translation effect through the use of derivative financial instruments.

Our operating results may fluctuate from period to period.

      Results for any quarter or fiscal year are not necessarily indicative of the results that we may achieve for any subsequent quarter or fiscal year. The timing or completion of material projects, as well as the number of billing days in a period could result in fluctuations in our results of operations for particular quarterly or annual periods.

We may be liable for the actions of our employees.

      In the course of providing services to our customers, we place our employees in the workplaces of other businesses. An attendant risk of this activity includes possible claims of errors and omissions, misuse of customer proprietary information, discrimination and harassment, theft of customer property, other criminal activity or torts, workers’ compensation claims and other claims. While we have not historically experienced any material claims of these types, there can be no assurance that we will not experience these types of claims in the future. In addition, there can be no assurance that we may not incur fines or other losses or negative publicity with respect to such problems that could have a material affect on our business. In some instances, we have agreed to indemnify customers against some of the foregoing matters.

The cost of unemployment insurance premiums and workers’ compensation costs for our temporary employees may rise and reduce our profits.

      Businesses use temporary staffing in part to shift certain employment costs and risks to personnel services companies. For example, we are responsible for and pay unemployment insurance premiums and workers’ compensation for our temporary employees. These costs have generally risen as a result of increased claims and governmental regulation, as have the level of wages generally. There can be no assurance that we will be able to increase the fees charged to our customers in the future to keep pace with increased costs. Price competition in the personnel services industry is intense and has led to lower margins. There can be no assurance that we will maintain our margins, and if we do not, our profitability could be adversely affected.

We depend on the proper functioning of our information systems.

      We are dependent on the proper functioning of our information systems in operating our business. Our critical information systems used in our daily operations identify and match staffing resources and customer assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. They are still vulnerable, however, to hurricanes, other storms, flood, fire, earthquakes, power loss, telecommunications failures, physical or software break-ins and similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and staffing records reliably, and to bill for services efficiently.

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated results of operations and balance sheet data for fiscal 1998, 1999, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements. The selected results of operations and balance sheet data for the fiscal quarters ended March 31, 2002 and March 30, 2003, have been derived from our unaudited consolidated financial statements and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for that period. Our results of operations for the three months ended March 30, 2003 may not be indicative of results that may be expected for the fiscal year.

      The other financial data set forth below include a calculation of EBITDA. This calculation is not a measure of operating results or cash flows, as determined in accordance with generally accepted accounting principles. Please see footnote (1) below for further discussion of this measure.

      You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 29, 2002, and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, filed separately.

	Fiscal Year Ended					Fiscal Quarter Ended

	January 3,	January 2,	December 31,	December 30,	December 29,	March 31,	March 30,
	1999	2000	2000	2001	2002	2002	2003

	(dollars in thousands)

Results of Operations Data:

Net sales	$533,942	$759,842	$1,035,223	$929,257	$807,433	$205,473	$183,351

Cost of sales	449,914	653,274	889,286	808,788	707,326	178,820	163,174

Gross profit	84,028	106,568	145,937	120,469	100,107	26,653	20,177

Selling, general and administrative expenses	59,083	65,082	83,238	80,936	78,390	19,865	15,704

Amortization and goodwill charges	1,690	3,156	5,583	6,222	8,726	—	—

Restructuring and severance costs	—	—	—	1,272	8,046	278	1,431

Loss on asset impairment and sale	—	—	—	—	4,356	—	—

Operating income	23,255	38,330	57,116	32,039	589	6,510	3,042

Interest expense, net	17,416	21,141	30,119	27,881	25,931	6,261	6,675

Income (loss) before income taxes, minority interests and equity in affiliates	5,839	17,189	26,997	4,158	(25,342)	249	(3,633)

Income tax provision (benefit)	3,068	6,995	11,340	1,712	(3,488)	101	101

Less minority interests and equity in affiliates, net of taxes	—	—	766	1,943	2,638	238	(174)

Income (loss) before cumulative effect of accounting change for goodwill impairment	2,771	10,194	14,891	503	(24,492)	(90)	(3,560)

Cumulative effect of accounting change for goodwill impairment, net of taxes of $9,745	—	—	—	—	(38,102)	(38,102)	—

Net income (loss)	2,771	10,194	14,891	503	(62,594)	(38,192)	(3,560)

Preferred Stock dividends	(4,995)	(5,612)	(6,306)	(7,249)	(8,110)	(1,905)	(2,194)

Net income (loss) available to common shareholders	$(2,224)	$4,582	$8,585	$(6,746)	$(70,704)	$(40,097)	$(5,754)

	Fiscal Year Ended									Fiscal Quarter Ended

	January 3,		January 2,		December 31,		December 30,		December 29,	March 31,		March 30,
	1999		2000		2000		2001		2002	2002		2003

	(dollars in thousands)

Other Financial Data:

Adjusted EBITDA(1)	$39,197		$57,708		$76,785		$60,584		$53,715	$13,776		$11,971

EBITDA(1)	40,369		60,803		85,293		59,944		35,770	11,918		8,676

Depreciation and amortization (including goodwill charges)	13,598		16,839		22,508		23,210		27,081	4,517		4,759

Capital expenditures	11,559		16,692		18,168		19,243		9,003	2,030		2,246

Ratio of earnings to fixed charges(2)	1.2	x	1.6	x	1.7	x	1.1	x	N/A	1.0	x	N/A

Balance Sheet Data:

Cash and cash equivalents	$4,248		$6,879		$4,686		$4,924		$10,935	$4,502		$3,886

Accounts receivable, net	208,451		306,978		317,458		252,868		209,521	252,718		219,587

Total assets	356,724		524,190		577,029		514,382		432,542	481,911		434,529

Total senior debt(3)	84,937		115,846		136,846		116,654		88,565	131,408		105,492

Total debt	184,937		245,846		266,846		246,654		234,674	261,408		252,008

Mandatorily redeemable preferred stock	45,407		51,019		57,325		64,574		72,629	35,945		74,823

Shareholders’ deficit	(35,512)		(35,598)		(36,787)		(44,061)		(108,817)	(55,559)		(113,173)

(1)	EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. We have included EBITDA because we believe it is an indicative measure of operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flows and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

EBITDA for each period is defined as loss before the cumulative effect of accounting changes, plus (i) income tax expense/(benefit), (ii) Michigan single business and similar taxes, (iii) minority interests and equity in affiliates, (iv) net interest expense, (v) loss on asset impairments and sale, and (vi) depreciation and amortization, (including goodwill charges). Losses on asset impairment and sale have been added back for EBITDA purposes as these represent charges that will not require cash settlement at any future date. Michigan single business and similar taxes are treated like other income based taxes for purposes of EBITDA calculations, although U.S. generally accepted accounting principles require that such amounts are included as a component of operating income due to the nature of the tax.

The following table reconciles income (loss) before the cumulative effect of an accounting change to EBITDA:

	Fiscal Year Ended

	January 3,	January 2,	December 31,	December 30,	December 29,
	1999	2000	2000	2001	2002

	(dollars in thousands)

Income (loss) before cumulative effect of accounting change	$2,771	$10,194	$14,891	$503	$(24,492)

Income tax provision (benefit)	3,068	6,995	11,340	1,712	(3,488)

Michigan Single Business and similar tax	3,516	5,634	5,669	4,695	3,744

Minority interests and equity in affiliates, net of taxes	—	—	766	1,943	2,638

Interest expense, net	17,416	21,141	30,119	27,881	25,931

Loss on asset impairment and sale	—	—	—	—	4,356

Depreciation and amortization (including goodwill charges)	13,598	16,839	22,508	23,210	27,081

EBITDA	$40,369	$60,803	$85,293	$59,944	$35,770

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Fiscal Quarter Ended

	March 31,	March 30,
	2002	2003

	(dollars in thousands)

Income (loss) before cumulative effect of accounting change	$(90)	$(3,560)

Income tax provision (benefit)	101	101

Michigan Single Business and similar tax	891	875

Minority interests and equity in affiliates, net of taxes	238	(174)

Interest expense, net	6,261	6,675

Loss on asset impairment and sale	—	—

Depreciation and amortization (including goodwill charges)	4,517	4,759

EBITDA	$11,918	$8,676

We believe that Adjusted EBITDA is a useful measure of our future operating performance and ability to meet debt service obligations as it provides historical information related to operations which we continue to manage and operate and is indicative of our future operating performance and our ability to service debt obligations. Adjusted EBITDA reflects EBITDA plus (less) the following items:

(a)	EBITDA income or losses generated by businesses which were sold, disposed or exited as part of our restructuring activities during 2002 and the first quarter of fiscal 2003, including the impact on prior periods; and

(b)	Severance and other charges, comprised of termination payments and termination benefit costs, incurred in connection with headcount reductions, primarily in North America and Europe. Charges recorded during 2002 also include $0.3 million related to lease termination costs.

The following table reconciles EBITDA to Adjusted EBITDA:

	Fiscal Year Ended

	January 3,	January 2,	December 31,	December 30,	December 29,
	1999	2000	2000	2001	2002

	(dollars in thousands)

EBITDA	$40,369	$60,803	$85,293	$59,944	$35,770

Pro forma impact from businesses sold or disposed	(1,172)	(3,095)	(8,508)	(632)	9,899

Severance and other charges	—	—	—	1,272	8,046

Adjusted EBITDA	$39,197	$57,708	$76,785	$60,584	$53,715

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Fiscal Quarter Ended

	March 31,	March 30,
	2002	2003

	(dollars in thousands)

EBITDA	$11,918	$8,676

Pro forma impact from businesses sold or disposed	1,580	1,864

Severance and other charges	278	1,431

Adjusted EBITDA	$13,776	$11,971

(2)	The ratio of earnings to fixed charges is calculated by dividing fixed charges into net income (loss) before income taxes, minority interests and equity in affiliates, and fixed charges. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the estimated interest component of rent expense. Earnings were insufficient to cover fixed charges by $25.3 million for the fiscal year ended December 29, 2002, and $3.6 million for the fiscal quarter ended March 30, 2003.

(3)	Total senior debt does not include the third lien term note or our 11 3/8% senior subordinated notes due 2008.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Available Financing

      Our total indebtedness consists of our senior subordinated notes, our second secured term note, borrowings under our senior credit facility and borrowings under various short-term arrangements. Fluctuations in our operating cash flows are impacted by our ability to collect receivables from our customers within reasonable and customary terms and manage related payments to vendors. We primarily rely on our existing senior credit facility and will rely on our new senior credit facility to provide sufficient flexibility to fund fluctuations in our operating cash requirements, fund required capital to grow the business, and to fund investment opportunities, while meeting our debt service requirements.

      Our current term loans require scheduled quarterly payments of principle over the next four years with the balance of $52.2 million payable in 2006. Available borrowings under the revolving credit portion of our current credit facility are subject to adequate accounts receivable balance requirements. As of March 30, 2003, we had $55.6 million of unutilized capacity under the revolving credit portion of our credit facility of which $30.7 million was available for immediate borrowing based on eligible accounts receivable as determined in accordance with the facility terms, as amended. Availability under our existing credit facility is also subject to meeting our debt service obligations and financial covenant requirements and is dependent upon the future performance of MSXI. Our future performance will be impacted by general economic conditions and other factors, which may be outside of our control. The terms of our new three-year $40 million senior credit facility that we expect to enter into are described in “Description of Certain Indebtedness — Senior Credit Facility.”

      We believe that our current financing arrangements and the financing arrangements we will enter into in connection with the debt being raised provide us with sufficient financial flexibility to fund our operations and debt service requirements through the term of our new senior credit facility with an expected maturity of July 2006, although there can be no assurance that will be the case. Financing requirements over the longer term will require additional access to capital markets. Our ability to access additional capital in the long term depends on availability of capital markets and pricing on commercially reasonable terms as well as our credit profile at the time we are seeking funds. From time to time, we review our long-term financing and capital structure. As a result of our review, we may periodically explore alternatives to our current financing, including the issuance of additional long-term debt, refinancing our new credit facility and other restructurings or financings. In addition, we may from time to time seek to retire our outstanding notes in open market purchases, privately negotiated transactions or otherwise. These repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amount of repurchases of our notes may be material and may involve significant amounts of our cash and/or financing availability.

RELATED PARTY TRANSACTIONS

Amended and Restated Stockholders’ Agreement

      In March 2001, as a result of the sale by MascoTech, Inc. of its interest in MSXI, we amended and restated our stockholders’ agreement (the “Stockholders’ Agreement”) with CVC and its permitted transferees (together with CVC, the “Institutional Stockholders”) and certain executive officers and directors of MSXI (the “Management Stockholders” and, together with the Institutional Stockholders, the “Stockholders”). The Stockholders’ Agreement imposes certain restrictions on, and rights with respect to, the transfer of shares of MSXI’s Common Stock (as defined) and Series A Preferred Stock held by the Stockholders. The Stockholders’ Agreement also entitles the Stockholders to certain rights regarding corporate governance of MSXI, and to CVC the right to purchase its pro rata share in connection with the issuance of any new shares of Common Stock.

      The Stockholders’ Agreement sets forth conditions under which the parties may transfer their shares. The Stockholders’ Agreement provides for a right of first refusal in favor of MSXI in the event that any Stockholder (the “Selling Stockholder”) desires to transfer its shares of Common Stock pursuant to a bona fide third party offer or an involuntary transfer (as defined in the Stockholders’ Agreement). To the extent that we elect to purchase fewer than all of the shares proposed to be sold by such Selling Stockholder, the Stockholders’ Agreement provides for rights of first refusal on a pro rata basis in favor of the Institutional Stockholders. In the case of a bona fide third party offer, without the consent of the Selling Stockholders, neither MSXI nor the Institutional Stockholders may purchase any of the shares pursuant to the right of first refusal unless all such shares are purchased. If such Selling Stockholder is CVC, and such Selling Stockholder proposes to sell shares representing more than 25% of the outstanding shares of Common Stock on a fully diluted basis or if any Selling Stockholder proposes to transfer shares of Series A Preferred Stock, then such Selling Stockholder must also cause the buyer to give the other Stockholders an option to sell a pro rata number of their respective shares of the same class and on the same terms and conditions as the Selling Stockholder. In the event that a Management Stockholder’s shares of capital stock are subject to an involuntary transfer (such as a seizure pursuant to a judgement item or in connection with any voluntary or involuntary bankruptcy proceeding), the Stockholders’ Agreement grants similar rights to purchase such shares first to MSXI and then to the Institutional Stockholders, pro rata.

      If the Institutional Stockholders propose to sell or otherwise transfer for value to an unaffiliated third party 51% or more of their MSXI Common Stock or Series A Preferred Stock, the Institutional Stockholders have the right to require the other stockholders to sell or transfer a similar percentage of their Class A Common Stock, equity equivalents or Series A Preferred Stock, as applicable, to such party on the same terms. If the Institutional Stockholders propose the sale or other transfer for value of all or substantially all of the assets or business of MSX International to a third party, the Institutional Stockholders have the right to require the other stockholders to approve such transaction in their capacity as stockholders of MSXI. If the Institutional Stockholders propose to transfer Class A Common Stock representing 25% or more of the Class A Common Stock (on a fully-diluted basis), other than in a registered public offering or other permitted transactions, the other stockholders have the option to sell to the same offeree pursuant to tag-along rights a similar percentage of their Class A Common Stock or equity equivalents on the same terms. If any stockholder proposes to transfer any shares of Series A Preferred Stock, the other stockholders have the option to sell to the same offeree pursuant to tag along rights a similar percentage of their Series A Preferred Stock on the same terms.

      The Stockholders’ Agreement provides that the Board of Directors of MSXI shall consist of seven members consisting of four nominees of CVC, one nominee of the Management Stockholders and two disinterested directors.

      In January, 2003, the Stockholders’ Agreement was amended to permit stockholders who are trusts, corporations, limited liability companies or partnerships and who are terminating or liquidating to distribute shares of MSXI Common Stock and Series A Preferred Stock to their respective beneficiaries, stockholders, members or partners.

Amended and Restated Registration Rights Agreement

      Pursuant to the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), the Institutional Stockholders are entitled to require MSXI to effect a public offering of Common Stock underwritten on a firmly committed basis which (taken together with all other similar previous offerings) raises at least $50 million of aggregate net proceeds to MSXI or results in at least 25% of the Common Stock on a fully-diluted basis being sold. The Institutional Stockholders (as a group) are entitled to three long-form registrations and unlimited short-form registrations on demand, in each case at the expense of MSXI (other than underwriting commissions and discounts). The other stockholders are entitled to include shares of Common Stock in these registrations, subject to a right of first priority in favor of the Institutional Stockholders and customary underwriters’ cutback rights. The Institutional Stockholders and all other stockholders are entitled to include, at the expense of MSXI, their shares of Common Stock in any primary registrations initiated by MSXI or any secondary registration on behalf of other stockholders requested by such stockholders on a pro-rata basis, subject to customary underwriters cutback rights.

Third Lien Term Note

      In conjunction with the second amendment to our existing credit facility on July 10, 2002 we entered into a secured term note with an affiliate of CVC, our majority owners. Terms of the note are described more fully in Note 9 of our consolidated financial statements. In connection with certain debt being raised, the note will be amended and restated. The amended and restated note is referred to as the “third lien term note” and is secured by a third priority lien on our assets and the assets of our domestic subsidiaries. The amendments to the note include extending the maturity of the note from June 7, 2007, to January 15, 2008, and resetting the covenants in the note. Interest on the note will continue to accrue at a rate of 10% per annum and is not payable until January 15, 2008. In addition, an affiliate of CVC provided a $10.8 million supplemental funding guarantee to the lenders under the existing credit facility in February 2003; this obligation will terminate by its terms upon the repayment in full of our existing credit facility.

Note Receivable From Officer

      At December 29, 2002, MSXI held a $3.2 million note from Mr. Stallkamp, our Vice Chairman and Chief Executive Officer. For additional information, see “Management— Executive Compensation.”

Note Purchases

      An affiliate of CVC has, from time to time, made open-market purchases of our existing senior subordinated notes, and as of June 30, 2003, held about $35 million of our senior subordinated notes. In the future, this affiliate of CVC may, from time to time, purchase our existing senior subordinated notes.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

      In connection with certain debt being raised, we will enter into a new three-year, senior secured revolving credit facility with a group of lenders led by Bank One, N.A., as agent. Of the $40 million revolving facility, up to $7 million of the revolver is available under a swingline facility and up to $5 million of the revolver is available for the issuance of commercial and standby letters of credit. We will also have an additional $5 million available exclusively for the issuance of letters of credit.

      The senior credit facility will be secured by a first priority lien on substantially all of the current and future assets of MSXI and each subsidiary guarantor, as well as a pledge of the shares of capital stock of our domestic subsidiaries and a pledge of 65% of the shares of capital stock of our foreign subsidiaries. Additionally, as further collateral for borrowings by our foreign subsidiary borrowers, such foreign subsidiary borrowers and its subsidiaries may grant a lien on all or certain of their assets. In addition, each domestic subsidiary of MSXI will be required to guarantee the obligations of MSXI and all foreign subsidiary borrowers and MSXI and each domestic subsidiary will be required to guarantee the obligations of each foreign subsidiary borrower.

      The senior credit facility will bear interest at either a variable rate based on a fluctuating rate of interest equal to the higher of (i) the prime rate announced by Bank One or its parent and (ii) the sum of the federal funds effective rate most recently determined by Bank One plus 1/2% per annum, or a eurocurrency rate based on the applicable British Bankers’ Association London interbank offered rate for deposits in the particular agreed currency as reported by any generally recognized financial information reporting service, plus 3% per annum.

      In addition to the usual and customary affirmative and negative covenants, the senior credit facility will limit our, the subsidiary borrowers’ and the guarantors’ ability to: (1) incur additional debt, leasehold obligations and contingent liabilities; (2) pay dividends and other distributions on capital stock; and (3) be party to mergers, consolidations or similar transactions. The senior credit facility will also require satisfaction of certain financial tests, including a fixed charge coverage ratio, and will provide for usual and customary events of default.

      The obligations of the lenders to provide the financing under the senior credit facility will be subject to the satisfaction or waiver of certain conditions, including, among others: (1) the accuracy of the representations and warranties with respect to the financing; (2) the absence of a material adverse change in our financial conditions, operations, business or prospects; (3) the delivery of certain documentation, including the intercreditor agreement; and (4) the completion of satisfactory due diligence by the lenders.

Third Lien Term Note

      In conjunction with the second amendment to our existing credit facility on July 10, 2002 we entered into a secured term note with an affiliate of CVC, our majority owners. Terms of the note are described more fully in Note 9 of our consolidated financial statements. In connection with certain debt being raised, the note will be amended and restated. The amended and restated note is referred to as the “third lien term note” and is secured by a third priority lien on our assets and the assets of our domestic subsidiaries. The amendments to the note include extending the maturity of the note from June 7, 2007, to January 15, 2008, and resetting the covenants in the note. Interest on the note will continue to accrue at a rate of 10% per annum and is not payable until January 15, 2008. In addition, an affiliate of CVC provided a $10.8 million supplemental funding guarantee to the lenders under the existing credit facility in February 2003; this obligation will terminate by its terms upon the repayment in full of our existing credit facility.

Senior Subordinated Notes

      At March 30, 2003, we had $130 million of 11 3/8% unsecured senior subordinated notes outstanding and registered under the Securities Act. The notes are unsecured senior subordinated obligations of the company and mature on January 15, 2008. Interest on the subordinated notes is payable semi-annually at 11 3/8% per annum and commenced July 15, 1998. The notes may be redeemed subsequent to January 15, 2003 at premiums that begin at 105.6875% and decline each year to face value for redemptions taking place after January 15, 2006. Upon the occurrence of a Change of Control, as defined in the indenture for the subordinated notes, the notes may be redeemed at the option of the noteholders at a premium of one percent, plus accrued and unpaid interest, if any. The notes contain covenants which, among others, limit the incurrence of additional indebtedness and restrict capital transactions, distributions and asset dispositions of certain subsidiaries.

      The senior subordinated notes are guaranteed on a senior subordinated basis by each of our significant domestic restricted subsidiaries, as defined in the indenture for the senior subordinated notes.

Other Debt

      Satiz Srl, a subsidiary of our company which was acquired on December 31, 1999, maintains a financing arrangement with Fidis S.p.A. that provides for borrowings up to 100% of its eligible accounts receivable, as defined in the agreement. As of December 29, 2002, borrowings under the arrangement bear interest at the Euribor rate plus 1.25% and are collateralized by the underlying accounts receivable. The agreement is renewed annually unless terminated by either party. Fidis S.p.A. is a subsidiary of Fiat S.p.A., who owned a minority investment in Satiz until December 2002.

      Certain of our foreign subsidiaries maintain lines of credit with local banks to provide backup liquidity or to finance operational cash flows as needed. In general, interest accrues on the lines of credit at floating rates, as determined by the applicable bank, with amounts outstanding payable on demand. Agreements are subject to termination at any time with proper notice provided by the bank. Included in other debt at December 29, 2002 is $3.3 million outstanding under the BHF Bank Credit Facility maintained by our subsidiary Cadform-MSX Engineering GmbH. This facility was paid down in full in May 2003 and was terminated as a result of the payment in full of all outstanding amounts under the facility.

Intercreditor Agreement

      An Intercreditor Agreement will set forth the relative rights to our collateral of (i) the collateral agent that will act on behalf of the lenders under the new senior credit facility, (ii) the collateral agent that will act on behalf of the holders of certain debt being raised, and (iii) the collateral agent that will act on behalf of the affiliate of CVC who is a party to the third lien term note. Proceeds from the sale of collateral will be used first to satisfy obligations under the senior credit facility and, thereafter, the holders of certain debt being raised, and finally, the third lien term note.